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                                  EXHIBIT 4.1.4

              FORM OF EXECUTIVE NONSTATUTORY STOCK OPTION AGREEMENT

                             IN FOCUS SYSTEMS, INC.
                             EXECUTIVE NONSTATUTORY
                             STOCK OPTION AGREEMENT

               In Focus Systems, Inc., an Oregon corporation (the "Corporation"), through its Board of Directors or a Committee thereof (the "Plan Administrator"), has granted to ____________ ("Optionee") an option (the "Option") to purchase ____________ shares of the Corporation's Common Stock (the "Option Shares") at a price of $__________ per share (the "Option Price"). The Option has been granted to Optionee on __________, __________ (the "Grant Date"), pursuant to the In Focus Systems 1998 Stock Incentive Plan (the "Plan").

               1.     NATURE OF THE OPTION

                      1.1 The Option is a nonstatutory option and is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                      1.2 Except as expressly provided herein, the Option is subject to the terms, definitions and provisions of the Plan, as it may be amended from time to time. The terms defined in the Plan have the same meaning in this Agreement.

               2.     DATE EXERCISABLE; VESTING.

                      2.1 Subject to the restrictions and conditions set forth in the Plan, the Option shall become exercisable by Optionee as follows:

                             2.1.1  The Option shall become exercisable as to
twenty-five percent (25%) of the total number of Option Shares at the end of the twelve (12) month period of Optionee's continuous employment with the Corporation following the Grant Date.

                             2.1.2  The Option shall thereafter become
exercisable as to twenty-five percent (25%) of the total number of Option Shares at the end of each subsequent twelve (12) month period of Optionee's continuous employment with the Corporation.

                             2.1.3  The right to purchase any installment of the
Option Shares shall be cumulative, so that when the right to purchase any Option Shares has accrued, such Option Shares may be purchased at any time or from time to time thereafter prior to the Expiration Date, subject to the limitations of Sections 3 and 4 herein.

                      2.2 In the event Optionee for any reason ceases to be an employee of the Corporation, whether by dismissal, resignation, death, disability or otherwise, the Option shall be exercisable thereafter only to the extent Optionee was entitled to exercise it at the date of termination of employment.

                      2.3 Notwithstanding Sections 2.1 or 2.2 above or any other provision herein to the contrary, the Option shall become immediately exercisable, without regard to any contingent vesting provision to which such Option may otherwise be subject, in the event of the occurrence of a Change of Control.

                      2.4 For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following four paragraphs:

                             2.4.1. Any "person" as such term is defined in
Section 3(a)(9) and 13(d)(3) of the Securities "Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, representing twenty-five percent (25%) or more of the combined voting power of the Company's



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then outstanding securities; provided, that the foregoing shall not include a person who acquires such securities, or a material portion thereof, as the result of one or more transactions approved by the Company's Board of Directors; or

                             2.4.2. A majority of the directors elected at any
Annual or special meeting of shareholders of the Company are not individuals nominated by the Company's then incumbent Board of Directors; or

                             2.4.3. The shareholders of the Company approve a
reorganization, merger or consolidation of the Company with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or

                             2.4.4. The shareholders of the Company approve a
plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

               3.     EXERCISE OF OPTION.

                      3.1 MANNER OF EXERCISE. The Option may be exercised in whole or in part by delivery to the Corporation, from time to time, of written notice, signed by Optionee, specifying the number of Option Shares that Optionee then desires to purchase, together with cash or check payable to the order of the Corporation, or other form of payment acceptable to the Plan Administrator, for an amount of United States dollars equal to the Option Price of such Option Shares. The total number of dates on which Optionee exercises this Option, or any other option granted by the Corporation to Optionee, shall not exceed four
(4) in any twelve (12) month period.

                      3.2 STOCK CERTIFICATES. As soon as practicable after any exercise in whole or in part of the Option by Optionee, the Corporation shall deliver to Optionee or, at Optionee's request, Optionee's designated broker, a certificate or certificates for the number of shares of Stock with respect to which the Option was so exercised, registered in Optionee's name.

               4. DURATION OF OPTION. The Option, to the extent not previously exercised, shall terminate upon the earliest of the following dates:

                      4.1 The date (10) years from the Grant Date (the "Expiration Date");

                      4.2 Three (3) months after the date of Optionee's termination of employment with the Corporation, in the event such termination is for any reason other than Optionee's total disability (as defined in the Plan) or death;

                      4.3 One year after Optionee's termination of employment, if such termination is by reason of Optionee's total disability (as defined in the Plan) or death;

                      4.4 The date of any sale, transfer or hypothecation, or any attempted sale, transfer or hypothecation, of such Option in violation of
Section 5;

                      4.5 Upon the occurrence of any Terminating Event (as defined in the Plan);

                      4.6 At the discretion of the Plan Administrator, immediately upon determination by the Plan Administrator that the Optionee has
(i) made unauthorized disclosure of confidential information relating to the Company, (ii) failed to assign to the Company any invention which the Optionee is obligated to assign to the Company pursuant to written agreement or otherwise, or (iii) breached the terms of any written agreement in effect between the Company and the Optionee relating to confidentiality, nondisclosure or ownership of inventions; or


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                      4.7    Immediately upon Optionee providing or agreeing to
provide services (whether as an employee, consultant, partner, shareholder, member, director or otherwise) to any third-party engaged or proposing to engage in the manufacture, distribution or development of data video projectors or components thereof.

               5.     NONTRANSFERABILITY.

                      5.1 RESTRICTION. The Option is not transferable by Optionee otherwise than by testamentary will, the laws of descent and distribution, or qualified domestic relations order (as defined in the Plan) and, during Optionee's lifetime, may be exercised only by Optionee or Optionee's guardian or legal representative or the transferee pursuant to a qualified domestic relations order. No assignment or transfer of the Option, whether voluntary, involuntary, or by operation of law or otherwise, except by testamentary will, the laws of descent and distribution, or qualified domestic relations order, shall vest in the assignee or transferee any interest or right, but immediately upon any attempt to assign or transfer the Option, the Option shall terminate and be of no further force or effect.

                      5.2 EXERCISE IN EVENT OF DEATH OR DISABILITY. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances when the provision should logically be construed to apply to the Optionee's guardian, legal representative, executor, administrator, or the person or persons to whom the Option may be transferred by testamentary will, the laws of descent and distribution, or qualified domestic relations order, the word "Optionee" shall be deemed to include such person or persons.

               6. NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE. Optionee shall not be deemed for any purpose to be a shareholder of the Corporation with respect to any Option Shares as to which the Option has not been exercised.

               7.     ADJUSTMENTS UPON RECAPITALIZATION OR REORGANIZATION.

                      7.1 RECAPITALIZATION. In the event of a material alteration in the capital structure of the Corporation on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, the Option shall be subject to adjustment by the Plan Administrator in accordance with the Plan.

                      7.2 REORGANIZATION. In the event of a reorganization as defined in the Plan, the Option shall be assumed or an option substituted therefor in accordance with the Plan.

               8.     MISCELLANEOUS PROVISIONS.

                      8.1    TAXATION UPON EXERCISE OF OPTION.   Optionee
understands that pursuant to certain provisions of the Code, upon exercise of the Option, Optionee may recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Option Shares over the Option Price. The Corporation may be required to withhold tax from Optionee's current compensation with respect to such income; to the extent that Optionee's current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of the Option.

                      8.2 DISPUTES. Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement or the Plan, shall be determined by the Plan Administrator in its absolute discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

                      8.3 GOVERNING LAW. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Oregon, without regard to conflicts of laws thereof.



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        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Date of Grant.


OPTIONEE:                             CORPORATION:

                                      IN FOCUS SYSTEMS, INC.


                                 By:
-----------------------------       ----------------------------------------
                                      Name:  Susan L. Thompson
-----------------------------         Title: Vice-President, Human Resources




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